Exhibit 99.1

Contact:

Jerome Goldstein, CEO

or Lisa Gordon, VP of Business Development

Advanced Magnetics, Inc.

(617) 497-2070

For Immediate Release

ADVANCED MAGNETICS, INC. RECEIVES APPROVABLE LETTER

FROM FDA FOR COMBIDEX®

Cambridge, MA — March 24, 2005 — Advanced  Magnetics, Inc. (Amex: AVM) announced today that the Company received an approvable letter from the U.S. Food and Drug Administration (FDA) regarding Combidex®, its investigational functional molecular imaging agent.  In the approvable letter, the FDA requested additional data to demonstrate the efficacy of Combidex.  The FDA suggested that the data be limited to a well defined population of specific cancer types.

The FDA indicated that its principal issues relate to the topics addressed by the Onocologic Drugs Advisory Committee on March 3rd, primarily how the data submitted by the Company could be generalized across all tumor types.  The FDA stated that it was willing to work with Advanced Magnetics on how to address the issues raised in the approvable letter.

“We intend to continue our active dialogue with the FDA to determine the necessary next steps to achieve approval for Combidex,” said Jerome Goldstein, Chairman, President and CEO of Advanced Magnetics.  “Until we establish the nature of what the FDA believes will be acceptable additional data, we cannot speculate on what we may have to do to address the FDA’s concerns or how long the process will take.”

About Advanced Magnetics

Advanced Magnetics, Inc. is a developer of superparamagnetic iron oxide nanoparticles used in pharmaceutical products. As a leader in its field, Advanced Magnetics is dedicated to the development and commercialization of its proprietary nanoparticle technology for use in therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cardiovascular disease and cancer. For more information about Advanced Magnetics, please visit the company’s website at http://www.advancedmagnetics.com, the content of which is not part of this press release.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Any statements contained in this press release that do not describe historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include Advanced Magnetics’ inability to obtain regulatory approval for Combidex in general and, in particular, the following risks: (1) the possibility that Advanced Magnetics may not be able to timely resolve the questions raised by the FDA and satisfy the conditions specified for approval of Combidex, including the provision of additional data to demonstrate the efficacy of Combidex; (2) the ability to resolve final labeling for Combidex with the FDA; (3) uncertainties regarding market acceptance of Combidex; (4) uncertainties relating to third-party reimbursements to Advanced Magnetics or its partners for Combidex when patients are prescribed Combidex; (5) uncertainties relating to Advanced Magnetics’ ability to continue to operate at commercial scale in compliance with FDA regulations and other applicable manufacturing requirements when producing

Combidex; (6) uncertainties relating to patents and proprietary rights; and (7) other risks identified in Advanced Magnetics’ Securities and Exchange Commission filings.  Advanced Magnetics cautions readers not to place undue reliance on any forward-looking statements which speak only as of the date they are made. Advanced Magnetics disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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